                                 Exhibit 99.2

                             FOR IMMEDIATE RELEASE
                             ---------------------


      BOSTON LIFE SCIENCES' ANTI-ANGIOGENIC TROPONIN IS SHOWN IN ANIMAL
                    STUDIES TO INHIBIT RETINAL ANGIOGENESIS


Boston, MA --July, 14, 1998. Boston Life Sciences, Inc. (NASDAQ: BLSI) announced that in animal studies, BLSI's anti-angiogenic product Troponin I appeared to inhibit blood vessel formation in an animal eye model of retinal neovascularization. Prior animal studies had also indicated that Troponin inhibited metastatic tumor growth.

A single intra-ocular injection of Troponin significantly (p less than 0.0005) inhibited retinal angiogenesis in this model. "In addition to our gratifying results in the treatment of cancer, we are pleased to have received further evidence of Troponin's potent anti-angiogenic activity in an additional model of angiogenesis", stated Marc Lanser, MD, Chief Scientific Officer of BLSI. "We consider these results highly encouraging, since we did not optimize either dosing or delivery of Troponin to the retina in these experiments. Therefore in addition to development for cancer applications, we hope to move forward as rapidly as possible with the development of Troponin for the potential treatment of Macular Degeneration and Diabetic Retinopathy, two important angiogenic eye diseases affecting millions of individuals. Discussions with potential corporate partners to co-develop these and potentially other ophthalmic indications are ongoing, although no specific agreements have yet been reached," said Dr. Lanser.


BLSI is developing novel treatments for cancer, autoimmune disease, and central nervous system disorders. In addition to Troponin I, a naturally-occurring anti-angiogenesis factor for the potential treatment of solid tumors and eye diseases, products under FDA review, in clinical trials or in preclinical development by BLSI include THERAFECTIN for the treatment of Rheumatoid Arthritis; AF-1 for the potential treatment of stroke and spinal cord injury; Altropane, a radioimaging agent for the diagnosis of Parkinson's Disease; and transcription factors that may control the expression of molecules associated with autoimmune disease and allergies.

The foregoing contains certain forward-looking statements with regard to product development timelines and corporate partnering discussions, which may not be realized due to the uncertainties inherent in the research and development and negotiating processes.


For further information please contact:

Marc E. Lanser, MD
Chief Scientific Officer
617-425-0200


                                       5